SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 26, 2007

TREND MINING COMPANY
(Exact Name of Registrant as Specified in its Charter)

Delaware	000-31159	81-0304651
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

5439 South Prince Street Littleton, Colorado 80120
(Address of Principal Executive Offices) (Zip Code)

(303) 798-7363
(Registrant's Telephone Number, Including Area Code)

Not Applicable
(Former name or former address, if changed from last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)(c) On January 26, 2007, Trend Mining Company (the “Registrant”) issued the press release attached hereto as Exhibit 99.1 regarding the resignation of Mr. Thomas Loucks as President, Chief Executive Officer and Director of the Registrant effective January 31, 2007 and the appointment of Dr. Ishiung Wu as interim President and Chief Executive Officer of the Registrant effective January 31, 2007.

The Board of Directors has not determined whether Dr. Wu will receive any compensation for his service as interim President and Chief Executive Officer of the Registrant and, if so, the amount of such compensation.

Dr. Wu became Chairman of the Board in May 2004, and has been a director since August 2000.  Other companies with which Dr. Wu holds an officer and/or director position include GreatWall Gold Corporation, Strategic Nevada Resources Corp. and IW Exploration Company. Dr. Wu was a Director of High Plains Uranium until the company merged into Energy Metals Inc. in January, 2007.  From June 1994 to January 2002, Dr. Wu was an officer and director of General Minerals Corporation., a US-based, Canadian natural resources public company.  From January 2000 to January 2002, he was also Chairman of Xinjiang Towerbeck Mineral JV Inc., a Chinese-Canadian joint venture.  From 1974 to 1992, Dr. Wu worked for Kennecott (now a subsidiary of Rio Tinto PLC) and the North and South American mineral subsidiaries of Exxon (now Exxon-Mobil) and Chevron in various capacities, including Exploration Manager in Chile for Chevron.  Dr. Wu holds a M.A. (1971) and Ph.D. (1975) in economic geology from Harvard University, where he was a Teaching Fellow in Geology from 1971 to 1973. He is also a Fellow of the Society of Economic Geologists.

Item 9.01    Financial Statements and Exhibits

(c)	Exhibits

99.1	Press Release of the Registrant dated January 26, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 2, 2007

TREND MINING COMPANY

By:	/s/ Ishiung J. Wu
Name: Ishiung J. Wu Title: Interim President and Chief Executive Officer